Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Annual Report on Form 1-K of Norhart Invest LLC (the “Company”) of our report dated April 24, 2026, relating to the financial statements of the Company as of December 31, 2025 and 2024, and for the years then ended, appearing in this Form 1-K, and to the reference to our firm under the heading “Experts.”

/s/ Cherry Bekaert LLP

Richmond, Virginia

April 24, 2026